Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AQUAMED TECHNOLOGIES, INC.

AquaMed Technologies, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.       The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the Corporation to “NEXGEL, Inc.” and (ii) declaring such amendment to be advisable and in the best interest of the Corporation.

2.       Upon this Certificate of Amendment becoming effective, Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“ARTICLE 1. NAME

The name of the corporation is NEXGEL, Inc.”

3.       Upon this Certificate of Amendment becoming effective, the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing all headings containing the words “AquaMed Technologies, Inc.” with “NEXGEL, Inc.”

4.       This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

5.       This Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 14th day of November, 2019.

AQUAMED TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Adam Levy
Name: Adam Levy
Title: Chief Executive Officer